Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO
EIGHTH RESTATED CERTIFICATE OF INCORPORATION
OF
BROADSOFT, INC.
     BroadSoft, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as of this ___day of May, 2010:
     First: The name of the Corporation is BroadSoft, Inc.
     Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 17, 1998, this Corporation being known at that time as iKNOW, INC.
     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Eighth Restated Certificate of Incorporation as follows:
     1. The first paragraph of Section 2(d)(ii)(1)(A) of Article IV is hereby amended and restated in its entirety to read as follows:
     “All outstanding shares of Series B-1 Preferred Stock and Series C-1 Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such Preferred Stock is convertible pursuant to Section 2(d)(i) hereof, immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate proceeds (before deduction of underwriting discounts and commissions) to the Corporation exceed Thirty Million Dollars ($30,000,000) and the price to the public is not less than (Y) $1.00 per share, if such public offering is consummated at any time in calendar year 2010 or (Z) $1.89 per share, if such public offering is consummated on or after January 1, 2011 (each such amount to be equitably adjusted whenever there is a stock split, combination, stock dividend, reclassification or similar event affecting the Common Stock after the Effective Date) (a “Qualified B/C Public Offering”), without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock.”
     2. The first paragraph of Section 2(e)(i) of Article IV is hereby amended and restated in its entirety to read as follows:
     “The Corporation shall redeem the Series A Preferred Stock then outstanding on the earlier of (A) provided that all shares of Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, and Series C-1 Preferred Stock have either been (1) redeemed in full pursuant to Section 2(e)(iii) of this Article IV or (2) converted to Common Stock as of the Series A First Redemption Date (as defined below), December 21, 2010, or such later date that the shares of Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, and Series C-1 Preferred Stock have been redeemed in full pursuant to Section 2(e)(iii) of this Article

IV or otherwise have been converted to Common Stock (the “Series A First Redemption Date”), December 21, 2011 (or the Series A First Redemption Date if later than December 21, 2011) (the “Series A Second Redemption Date”), and December 21, 2012 (or the Series A Second Redemption Date if later than December 21, 2012) (the “Series A Third Redemption Date”), each on demand of the holders of a majority of the Series A Preferred Stock then outstanding; (B) provided that all shares of Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, and Series C-1 Preferred Stock have been (1) redeemed in full pursuant to Section 2(e)(iii) of this Article IV, (2) converted to Common Stock, or (3) paid the amounts payable to such holders pursuant to Section 2(a)(i) of this Article IV in connection with a Change in Control of the Corporation, and provided that the holders of shares of Series A Preferred Stock have not in the event of a Change in Control otherwise been paid the amounts payable to such holders pursuant to Section 2(a)(ii) of this Article IV, the date of such Change in Control (the “Series A Acquisition Redemption Date”); or (C) the date of the closing of a Qualified B/C Public Offering or any other public offering covering the offer and sale of Common Stock for the account of the Corporation in connection with which all shares of Convertible Preferred Stock shall have been converted into shares of Common Stock (the “Series A IPO Redemption Date”) in accordance with the provisions set forth below.”
     3. The fourth paragraph of Section 2(e)(i) of Article IV is hereby amended and restated in its entirety to read as follows:
     “Not later than two (2) business days after the applicable Series A Redemption Date, the Corporation shall mail, postage prepaid to each holder of record of the Series A Preferred Stock at its address shown on the records of the Corporation a redemption notice (the “Series A Redemption Notice”), which shall set forth the Series A Redemption Date, the Series A Redemption Amount and that the holder is to surrender to the Corporation, at the place designated therein, the holder’s certificate or certificates representing the Specified Number of shares of Series A Preferred Stock to be redeemed. The Series A Redemption Amount shall be paid, in a lump sum payment to each holder of Series A Preferred Stock, in compliance with Section 2(e)(iv) of this Article IV. If on the applicable Series A Redemption Date sufficient funds are not legally available to redeem all shares required to be redeemed, the funds legally available shall be used to redeem the maximum possible number of shares ratably among the holders based upon the aggregate Series A Redemption Amount of their respective holdings of such shares, and the remaining shares shall be redeemed as soon as possible after funds become legally available.”
     Fourth: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

     In Witness Whereof, BroadSoft, Inc., has caused this Certificate of Amendment to be signed by Mary Ellen Seravalli, its Vice President, General Counsel and Secretary, this ___day of May, 2010.

BroadSoft, Inc.
By:
Mary Ellen Seravalli
Vice President, General Counsel and Secretary